Exhibit 99.1

GRAF ACQUISITION CORP. IV

BALANCE SHEET

	May 25, 2021	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets:
Current assets:
Cash	$3,650,299	$432,300	(b)	$3,650,299
		(432,300)	(c)
Prepaid expenses	24,400	-		24,400
Total current assets	3,674,699	-		3,674,699
Cash held in Trust Account	150,000,000	21,615,000	(a)	171,615,000
Total assets	$153,674,699	$21,615,000		$175,289,699

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$355,110	$-		$355,110
Accrued expenses	102,674	-		102,674
Franchise tax payable	63,611	-		63,611
Note payable - related party	69,809	-		69,809
Total current liabilities	591,204	-		591,204
Derivative warrant liability	10,551,330	685,920	(b)	11,237,250
Deferred underwriting commissions in connection with the initial public offering	5,250,000	756,525	(d)	6,006,525
Total Liabilities	16,392,534	1,442,445		17,834,979

Commitments and Contingencies
Common stock; 13,228,216 and 15,245,471 shares subject to possible redemption at $10.00 per share, actual and as adjusted, respectively	132,282,160	20,172,550	(f)	152,454,710

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	-	-		-
Common stock, $0.0001 par value; 400,000,000 shares authorized; 6,084,284 and 6,207,404 shares issued and outstanding (excluding 13,228,216 and 15,245,471 shares subject to possible redemption), actual and as adjusted, respectively (1)	608	216	(a)	620
		(2)	(e)
		(202)	(f)
Additional paid-in capital	9,001,994	21,614,784	(a)	9,255,607
		(432,300)	(c)
		(756,525)	(d)
		2	(e)
		(20,172,348	(f)
Accumulated deficit	(4,002,597)	(253,620)	(b)	(4,256,217)
Total stockholders' equity	5,000,005	5		5,000,010
Total Liabilities and Stockholders' Equity	$153,674,699	$21,615,000		$175,289,699

(1) This number included up to 562,500 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On June 2, 2021, the underwriters partially exercised their over-allotment option to purchase additional 2,161,500 Units and forfeited the remaining option; thus, an aggregate of 22,125 shares of common stock was forfeited accordingly.

NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the unaudited Balance Sheet of Graf Acquisition Corp. IV (the “Company”) as of May 25, 2021, adjusted for the closing of the underwriter’s over-allotment option and related transactions which occurred on June 2, 2021 as described below.

The Company consummated its initial public offering (the “IPO”) of 15,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $150.0 million. Each Unit consists of one share of common stock, and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.

The Company granted the underwriters in the IPO a 45-day option to purchase up to 2,250,000 Units to cover over-allotments, if any. On June 2, 2021, the underwriters partially exercised the over-allotment option and purchased 2,161,500 additional Units (the “Additional Units”), generating gross proceeds of approximately $21.6 million (the “Over-Allotment”). The Company incurred additional offering costs of approximately $1.2 million in connection with the Over-Allotment (of which approximately $757,000 was for deferred underwriting fees).

Simultaneously with the closing of the IPO on May 25, 2021, the Company completed a private placement (the “Private Placement”) of an aggregate of 4,433,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to Graf Acquisition Partners IV LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of approximately $6.7 million. Simultaneously with the closing of the Over-Allotment on June 2, 2021, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 288,200 Private Placement Warrants at $1.50 per Private Placement Warrant (the “Additional Private Placement Warrants”), generating additional gross proceeds of approximately $432,000.

Upon the closing of the IPO, the Over-Allotment and the Private Placement, approximately $171.6 million ($10.00 per Unit) of the net proceeds of the sale of Units were placed in a  trust account (“Trust Account”) located in the United States, and invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account.

In addition, the Sponsor agreed to forfeit up to 562,500 shares of common stock (the “Founder Shares”) to the extent that the over-allotment option was not exercised in full by the underwriters. The underwriters partially exercised their over-allotment option on June 2, 2021 and forfeited the remaining option; thus, an aggregate of 22,125 shares of common stock was forfeited accordingly.

Unaudited Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option and the sale of the Private Placement Shares described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Trust Account	$21,615,000
	Common stock		$216
	Additional paid-in capital		$21,614,784
	To record sale of 2,161,500 Additional Units at $10.00 per Unit
(b)	Cash	$432,300
	Loss upon issuance of private placement warrants	$253,620
	Derivative warrant liability		$685,920
	To record sale of 288,200 Private Placement Warrants at $1.50 per additional Private Placement Warrant
(c)	Additional paid-in capital	$432,300
	Cash		$432,300
	To record payment of 2% of cash underwriting fee on overallotment option
(d)	Additional paid-in capital	$756,525
	Deferred underwriting commissions		$756,525
	To record additional deferred underwriting fee on overallotment option
(e)	Common stock	$2
	Additional paid-in capital		$2
	To record forfeiture of 22,125 shares of common stock
(f)	Common stock	$202
	Additional paid-in capital	$20,172,348
	Common stock subject to possible redemption		$20,172,550
	To reclassify common stock out of permanent equity into mezzanine redeemable stock